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                                                              EXHIBIT 1.A(3)(b)



                                DEALER AGREEMENT


         This Agreement is made by and between A I M Distributors, Inc. (hereinafter called "AIM"), as sponsor and principal underwriter of AIM Summit Investors Plans II for the accumulation of shares of Summit Investors Fund, Inc., a mutual fund (hereinafter referred to as the "Plans"), and __________________________ ("Dealer") (City, State, Zip).

1. All applications for the Plans shall be made on application forms provided by AIM, and all initial payments collected shall be remitted in full, without deduction of any commission by Dealer, together with such application forms, signed by each applicant (an "Investor"), to A I M Distributors, Inc., P.O. Box 4739, Houston, Texas 77210-4739. Checks or money orders for initial payments shall be drawn to the order of "State Street Bank and Trust Company, Custodian". A separate check or money order shall accompany the application form submitted for each Plan. After the initial payment has been made and the Plan has been issued, the Investor shall send all future payments to State Street Bank and Trust Company (the "Custodian") at P.O. Box 8300, Boston, MA 02266 or such other addressee as AIM shall identify to Dealer in writing.

2. AIM reserves the right in its sole discretion to reject any Plan application and to return any payment made in connection therewith. AIM also reserves the right in its sole discretion to give any accepted applicant the privilege of canceling that applicant's Plan in accordance with any rights described in the Plans Prospectus effective at the time of purchase of the Plan. AIM further reserves the right to refund all or part of any payment or payments made by an Investor in the event that it, in its sole discretion, believes that the solicitation and/or sale associated therewith was effected in violation of any applicable state or federal law or rule or regulation of the National Association of Securities Dealers, Inc. ("NASD"). In the event of any such refund or refunds, Dealer shall not be entitled to any commissions thereon, and, if such commissions have been paid, Dealer shall promptly refund same to AIM or AIM may, at its option, charge the same against future commissions. To this end, Dealer hereby grants AIM a lien on any such commissions.

3. On all approved sales of Plans made by Dealer as evidenced by the issuance of a Plan Certificate or a purchase transaction confirmation and its acceptance by Investor, AIM shall pay Dealer commissions in accordance with the terms of this Agreement and the "Summit Investors Plan Commission Schedule" which is attached hereto and made a part of this Agreement. All commissions will be paid monthly as the Creation and Sales Charges applicable thereto are received by AIM from the Custodian. Dealer's rights to all commissions on Plans sold during the term of this Agreement shall survive termination of this Agreement if Dealer is in compliance with Paragraph 10 hereof.


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4.  Anything herein to the contrary notwithstanding, the attached "Summit
    Investors Plan Commission Schedule" is subject to change by AIM at any time and from time to time, but no such changes shall affect amounts payable to Dealer as commissions on Plans accepted by AIM prior to any such changes.

5. In the event a Planholder exercises his right under Section 27 of the Investment Company Act of 1940, as amended, to surrender his Plan within the first 18 months following its issuance, and to receive the value of his account plus an amount equal to that part of the excess paid with respect to that Plan for Creation and Sales Charges which exceeds 15% of the gross payments made, Dealer shall promptly refund to AIM a portion of the commission previously paid to Dealer with respect to such Plan which bears the same relationship to the total amount of such commission as the amount refunded to the Planholder bears to the total Creation and Sales Charge paid by him with respect to such Plan, or AIM may, at its option, charge such amount against future commissions receivable by Dealer. To this end, Dealer hereby grants AIM a lien on any such commissions.

6. Dealer will accept Plan applications only from persons who have received a copy of the current Plan Prospectus issued under the Securities Act of 1933 and who, to the best of Dealer's knowledge and belief, can and will complete all payments specified in the applications. If an Investor becomes delinquent in his payments, it shall be Dealer's responsibility to contact the Investor for the purpose of reinstating the payment schedule.

7. Plans shall be offered and sold in such denominations and units calling for such periodic payments as AIM shall from time to time determine and set forth in the Plans Prospectus. AIM reserves the right in its sole discretion, to suspend, restrict, alter, or modify in any way the sale of any of the Plans or to withdraw the offering of the Plans entirely.

8. No person is authorized or permitted to give any information or make any representations concerning the Plan other than those which are contained in the current Plans Prospectus and in such other printed information as may be subsequently issued by AIM as information supplemental to such Plans Prospectus or approved by AIM in writing for use in connection therewith. Dealer will not use the words "Summit Investors Fund", (hereinafter referred to as the "Fund") or "A I M Distributors", whether in writing, by radio and television, or any other advertising media, without prior written approval.

9. Additional copies of the current Plan Prospectus, any printed information issued as supplemental to such Plans Prospectus, and the Plan application forms will be supplied by AIM in reasonable quantities upon request. All other expenses incurred by Dealer in connection with activities under this Agreement shall be borne by Dealer.

10. Dealer represents that it is and will remain in good standing of the NASD, and agrees to abide by all of its rules and regulations, including its Conduct Rules. Dealer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Rule 2830, Conduct


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    Rules (formerly Section 26, Article III, of the Rules of Fair Practice)
    of the NASD which is incorporated herein as if set forth in full.

11. Dealer's commissions shall vest as follows: Commissions on first and subsequent year payments will be paid to Dealer as long as this Agreement remains in full force and effect or so long thereafter as Dealer continues membership in the NASD. If Dealer should voluntarily terminate its membership in the NASD, AIM reserves the right to assign Plan accounts as to which Dealer is the Dealer of Record and the right to receive commissions with respect to such Plan accounts to one of its active dealers. Nevertheless, AIM in its sole discretion, may pay commissions to Dealer on Plan payments made with respect to such Plan accounts subsequent to such voluntary termination by dealer. Notwithstanding the above, in the event Dealer's membership in the NASD is discontinued or suspended because of disciplinary proceedings by the NASD, the Securities and Exchange Commission, or other regulatory bodies, no commissions will be paid on any Investor's payments received during the period of a suspension or after the effective date of an expulsion or revocation of a membership; provided, however, that in the event Dealer's NASD membership is thereafter reinstated in good standing, or if such disciplinary action by another regulatory body is thereafter terminated by same, payment of such commission to Dealer shall then resume, if such payment resumption is allowable under applicable law, rules, or regulations.

12. In all sales of the Plans to the public, Dealer shall act as a dealer for its own account and in no transaction shall it have any authority to act or hold itself out as agent for AIM, the Fund, or any other member of the selling group of the Fund, and nothing in this Agreement, including the use of the word "commissions", shall constitute Dealer as a partner, employee, or agent of AIM or give Dealer any authority to act for AIM. Neither AIM nor the Fund shall be liable for any of the acts or obligations of Dealer as a dealer under this Agreement.

13. Each party hereto has the right to cancel this Agreement at any time upon ninety (90) days written or telegraphic notice to the other.

14. Dealer will comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. Dealer will not offer Plans for sale unless such Plans are duly registered under the applicable state and federal statues and the rules and regulations thereunder.

15. All communications to AIM shall be sent to A I M Distributors Inc.,
    Attn: General Counsel at the address below or to such other address as AIM may authorize in writing. All communications and/or notices to Dealer shall be duly given, mailed, or telegraphed to Dealer, at the address specified by Dealer below, or at such other address as Dealer may authorize in writing.


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16. Failure of either party to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence.

17. This Agreement shall be construed in accordance with the laws of the State of Texas and on modification hereof shall be valid unless in writing.

18. This Agreement or any moneys due or to become due hereunder shall not be assignable by Dealer without prior written approval by AIM.

19. This Agreement supersedes and cancels all previous Agreements pertaining to the Fund between AIM and Dealer, whether oral or written.

20. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure ("NASD Code"). The arbitrators will act by majority decision, and their award may allocate attorney's fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the NASD code, the arbitrators will be selected from the securities industry.


AGREED this _________ day of ____________________, 1999.



A I M DISTRIBUTORS, INC.                      Company
P.O. Box 4333                                 Address
Houston, Texas 77210-4739                     City, State Zip


By:                                           By:
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Title:                                        Title:
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